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                                                           EXHIBIT 23(c)




                          CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the inclusion in the Proxy Statement/Prospectus forming a part of the Registration Statement on Form S-4 filed by National City Bancshares, Inc. of the report of Eskew & Gresham PSC dated February 25, 1998, on their audit of the consolidated balance sheets of Progressive Bancshares, Inc. as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. We also consent to the reference to their firm under the caption "EXPERTS" in the Proxy Statement/Prospectus.

/s/ CROWE, CHIZEK & COMPANY LLP (successor to Eskew & Gresham, PSC) Lexington, Kentucky
October 9, 1998